UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2008

ARROW RESOURCES DEVELOPMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9224	56-2346563
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Carnegie Hall Tower
152 W. 57th Street
New York, New York 10019
(Address of principal executive offices)

(212) 262-2300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or a Completed Interim Review.

In May 2006, the Company was advised that it was alleged to be in default of a settlement agreement entered into in January of 2005 by CNE, its predecessor company, related to the release of unrestricted, freely-tradable, non-legend shares of stock. In August 2006, the plaintiffs, alleging the default, obtained a judgment in the 17th Judicial Circuit Court Broward County, Florida for approximately $1,000,000.

On November 13, 2007, legal counsel engaged by Management in the matter commenced an action on the Company’s behalf in the above Circuit Court seeking to vacate and set aside the 2006 judgment asserting claims under Rule 1.540(b) of the Florida Rules of Civil Procedure. On May 1, 2008 the Company was advised that the description of the above litigation was incorrectly described and treated in the Company’s Form 10-KSB for the year ended December 31, 2007. This 10-KSB report was filed with the SEC on April 15, 2008. As a result, the Company determined that the description of the litigation required correction, that the amount of a judgment in the litigation of approximately $1,000,000 that had been entered in the 17th Judicial Circuit Court Broward County, Florida against the Company should have been reserved against in the Company’s financial statements for the year ended December 31, 2007, which was included in the Form 10-KSB, and that these financial statements should no longer be relied upon. The Company’s Chief Executive Officer discussed this matter with KBL, LLP (“KBL”), the Company’s independent auditors, on or about May 12, 2008. Based thereon, KBL advised the Company that the audit report issued by KBL for the Company’s financial statements for the year ended December 31, 2007 should no longer be relied upon.

The Company’s counsel in the matter indicated, in his evaluation, that the Company has only a limited chance of having the 2006 judgment opened by the Court because Florida law provides very narrow grounds for opening a judgment once a year has passed from its entry. The Courts are generally reluctant to disturb final judgments and the Company’s grounds for opening the judgment depend on the Court’s adopting a somewhat novel argument regarding such matters. If, however, the Court does open the default judgment, the Company will then have the opportunity to defend the 2006 action and, in such event, our counsel believes that the Company has a reasonable chance of succeeding in defending that claim, at least in part, based on the documents he has reviewed.

The Company intends to file an amendment to its Form 10-KSB shortly for the year ended December 31, 2007 in which it will accrue a liability for the $1,053,385 for this matter in the financial statements as of December 31, 2007, and it will revise the description of the litigation each time it appears to read as follows:

In May 2006, the Company was advised that it was alleged to be in default of a settlement agreement entered into in January of 2005 by CNE, its predecessor company, related to the release of unrestricted, freely-tradable, non-legend shares of stock. In August 2006, the plaintiffs, alleging the default, obtained a judgment in the 17th Judicial Circuit Court Broward County, Florida for approximately $1,000,000. On November 13, 2007, legal counsel engaged by Management commenced an action on the Company’s behalf in the above Circuit Court seeking to vacate and set aside the 2006 judgment asserting claims under Rule 1.540(b) of the Florida Rules of Civil Procedure. Our counsel’s evaluation is that the Company has only a limited chance of having the 2006 judgment opened by the Court because Florida law provides very narrow grounds for opening a judgment once a year has passed from its entry. The Courts are generally reluctant to disturb final judgments and the Company’s grounds for opening the judgment depend on the Court’s adopting a somewhat novel argument regarding such matters. If, however, the Court does open the default judgment, the Company will then have the opportunity to defend the 2006 action and, in such event, our counsel believes that the Company has a reasonable chance of succeeding in defending that claim, at least in part, based on the documents he has reviewed. As of December 31, 2007, the Company has accrued $1,053,385 related to this matter.

The amendment will also include a revision of the Company’s financial statements for the year ended December 31, 2007 to reflect a reserve for the $1,053,385 judgment plus accrued interest.

The Company has provided KBL with a copy of this report prior to the time it has filed the report. Appended hereto as Exhibit 16.1 is a letter from KBL acknowledging that they have seen this report and the disclosures therein and they agree with the statements made by the Company in response to this Item 4.02.

Item 9 Financial Amendments and Exhibits.

16.1 Letter from Registrant’s Certifying Accounts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW RESOURCES DEVELOPMENT, INC.

Date: May 16, 2008	By:	/s/ Peter J. Frugone
Peter J. Frugone, Chief Executive Officer